Exhibit 23.2

Consent of Ernst & Young ShinNihon, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-134920) of Axcelis Technologies, Inc. and in the related Prospectuses, the Registration Statement (Form S-8 No. 333-49726) pertaining to the Axcelis Technologies, Inc. Employee Stock Purchase Plan and the Registration Statements (Form S-8 Nos. 333-49768 and 333-120356) pertaining to the Axcelis Technologies, Inc. 2000 Stock Plan, of our report dated June 15, 2007, with respect to the consolidated financial statements of SEN Corporation, an SHI and Axcelis Company, included in the Axcelis Technologies, Inc. amended Annual Report (Form 10-K/A) for the year ended December 31, 2006.

Tokyo, Japan	/s/ Ernst & Young ShinNihon
June 21, 2007